CODE OF ETHICS - RULE 17j-1
A.    Policy
Overview: Rule 17j-l (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”) requires, in part, that the Company and the Advisor adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons (as that term is defined in the Rule and further described in Section B.2 below) from engaging in any conduct prohibited under the Rule. The Company has adopted a code of ethics under the Rule with respect to the personal trading activities of persons deemed to be Access Persons (this “Code of Ethics”).

1.
Statement of Policy: No Access Person of the Company shall employ any device, scheme or artifice to defraud the Company, make any untrue statement of a material fact to the Company or omit to state a material fact necessary in order to make the statements made to the Company, in light of the circumstances under which they are made, not misleading; engage in any act or practice or course of business that operates or would operate as a fraud or deceit on the Company; or engage in any manipulative practice with respect to the Company.

In furtherance of the foregoing:
With respect to his or her personal investment activities, every Access Person must place the interests of the Company above personal interest. All personal securities transactions of each Access Person must be conducted in a manner so as to avoid any actual or potential conflict of interest or any abuse of the person’s position. Without limitation, no Access Person shall take inappropriate advantage of his or her position by utilizing confidential or proprietary information of the Company or the Advisor for personal benefit.
Every Access Person shall comply with all U.S., foreign, state and local laws, rules and regulations applicable to the operations of the Company and the Advisor, including, without limitation, the U.S. federal securities laws.

2.
The Company’s Code of Ethics: This Code of Ethics covers all persons that are Access Persons of the Company advised by the Advisor. The Company must use reasonable diligence and institute procedures, as set forth in this Code of Ethics to prevent violations of this Code of Ethics; provided, however, to the extent that any such individuals are subject to compliance with the procedures set forth in the Advisor’s Code Of Ethics dated January 2016, as may be amended or supplemented from time to time (the “Adviser’s Code of Ethics”), which by this reference is incorporated herein, compliance by such individuals with the provisions and procedures of the Advisor’s Code of Ethics constitutes compliance with the procedural requirements for such individuals of this Code of Ethics.

3.
Section 16 Trading Policies and Procedures. As set forth in Appendix A, the Policies and Procedures for Trading in Securities of Corporate Capital Trust, Inc. supplement the Code of Ethics requirements for Access Persons of CCT.

B.    Operating Procedures and Responsible Parties

1.	Board Approval and Company Certifications: The Advisor has provided or shall provide to the Board of such Company for review:

a.
Initial Certification: Prior to Board approval of this Code of Ethics by the Company, certifications, signed by the necessary and appropriate persons, certifying that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

b.
Annual Certifications: an annual certification signed by the necessary and appropriate persons, reaffirming that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

c.
Quarterly Report: a quarterly report describing any issues that arose during the past quarter under this Code of Ethics, such as material violations, sanctions and significant conflicts of interest that have been identified and remedial steps taken, if any.

d.
Basis of Board Approval for the Code of Ethics or the Code of Ethic’s Amendments: The Board must base its approval of this Code of Ethics, or any material amendment to this Code of Ethics, on a determination that this Code of Ethics contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1 under the 1940 Act.

e.
Board Approval is Required within Six Months of Amendments to the Code: The Board must approve any material amendments to this Code of Ethics within six (6) months of the amendment. It is the Company’s practice to obtain Board approval to any material amendments prior to their adoption whenever possible. The Advisor coordinates Board review of amendments for approval.

2.	Access Persons: Access Persons of the Company include all employees of the Advisor as defined in the Advisor’s Code of Ethics as well as the Board of the Company.

3.	Maintain Access Person Records
The Advisor:

a.	maintains a current list of all Access Persons of the Company;

b.	provides each Access Person with a copy of this Code of Ethics and informs each Access Person of his or her duties under this Code of Ethics; and

c.	obtains annual certifications from all Access Persons who certify that they have:

(a)	read, understood and recognize that they are subject to the Code of Ethics, and

(b)	complied with the requirements of the Code of Ethics.

4.	Review and Maintenance of Securities Transactions and Holdings Reports:
The Advisor:

a.
reviews all quarterly securities transactions and holdings reports that must be submitted by Access Persons and maintains a record of such review, including the name of the compliance personnel performing the review; and

b.
reviews all initial and annual securities position reports that must be submitted by Access Persons and maintains a record of such review, including the name of the compliance personnel performing the review.

5.
Reporting by Independent Trustees. Any Trustee/Director of the Company who is not an “interested person” (as that term is defined by Section 2(a)(19) of the Investment Company Act) of the Company (an “Independent Trustee”) is required to report only those transactions in an account owned by him or her, or in his or her name, or in which he or she has a beneficial interest (his or her “Personal Account”) in an investment instrument or interest that at the time such Independent Trustee knew, or in the ordinary course of fulfilling his or her duties would have had reason to know, was purchased or sold or was being considered for purchase or sale by a client of the Advisor during the fifteen (15) calendar day period immediately before or after the date of the Independent Trustee’s transaction. No report will be required from an Independent Trustee for any quarter in which an Independent Trustee has only exempt transactions to report.

6.	Reporting of Violations and Sanctions: The Advisor conducts such inspections or investigations as are reasonably required to detect and report any apparent violations of this Code of Ethics to the CCO of the Company. The CCO reports such violations, and sanctions imposed, to the respective Company’s Board, when appropriate. Sanctions for any violation of this Code of Ethics by an Independent Trustees/Directors of the Company will be determined by a majority vote of other Independent Trustees/Directors of the Company.

7.
Disclosure: The Advisor is responsible for disclosing the provisions of this Code of Ethics in the Company’s registration statement in accordance with Form N-1A, Form N-2 or Form 10, as the case may be, if any such registration statement is in effect.

16
23524902.13.BUSINESS    5
Appendix A
to
CODE OF ETHICS - RULE 17j-1

Policies and Procedures for Trading in Securities of Corporate Capital Trust, Inc.

I.	GENERAL
These policies and procedures (“Policy”) govern transactions involving securities of Corporate Capital Trust, Inc. (together with its subsidiaries, the “Company”) by: (i) the directors, officers and employees (if any) of the Company and the officers and employees of KKR Credit Advisors (US) LLC, the Company’s investment adviser (the “Advisor”); (ii) the officers and employees of KKR & Co. L.P. (“KKR”) and any of its affiliates acting for or on behalf of the Company or the Advisor; (iii) any other person who has access to nonpublic information regarding the Company and is subject to the Company’s or the Advisor’s supervision and control which may include consultants, advisors, temporary employees and such other persons designated by the Advisor’s Legal & Compliance Department (such persons in clauses (i) through (iii), collectively, “Permanent Restricted Persons”); and (iv) such Permanent Restricted Person’s spouse, minor children and any other family member sharing the same household as such Permanent Restricted Person, as well as any other account, trust or entity over which a Covered Party makes or influences investment decisions, and whether the securities are held directly or indirectly (such persons in clause (iv), “Other Restricted Persons” and, together with Permanent Restricted Persons, “Covered Persons”).
This Policy relates to the common stock the Company traded on the New York Stock Exchange (“NYSE”), as well as any other securities of the Company (collectively “covered securities”). Such covered securities include, but are not limited to, common stock; restricted stock; restricted stock units; preferred stock; debt securities, such as bonds, notes and debentures; put or call options; and other derivative instruments (whether or not issued by the Company), which include, but are not limited to, options, warrants, unit interests, partnership interests or other equity interests, that are convertible or exchangeable into covered securities, as well as instruments transferring, in whole or in part, any of the economic consequences of owning covered securities and instruments providing another, directly or indirectly, with the opportunity to profit or share in any profit derived from, or otherwise economically benefit from, any increase or decrease in the value of any covered securities.
This Policy applies to all “transactions” with respect to covered securities. Transactions include any purchase, sale or other transaction to acquire, transfer or dispose of securities, including, but not limited to, open market purchases or sales; gifts, transfers or other contributions; pledges; exercises of stock options; sales of stock acquired upon the exercise of stock options; transactions made under an employee benefit plan such as a 401(k) plan or stock purchase plan; and transactions with respect to derivative instruments (whether or not issued by the Company), relating to covered securities.
The Company’s Code of Ethics (“CCT Code of Ethics”), as well as the Advisor’s Code of Ethics (the “Advisor’s Code of Ethics”) and KKR’s Confidential Information and Inside Information Barrier Policies and Procedures (the “Confidentiality Policy”) also set forth KKR’s prohibitions against transacting in securities while aware of, or tipping, material, nonpublic information and describe KKR’s policies regarding confidentiality. All Covered Persons must comply with the CCT Code of Ethics, and all Covered Persons, other than those who are unaffiliated with the Advisor or KKR, must comply with the Advisor’s Code of Ethics and KKR’s Confidentiality Policy.
This Policy is meant to supplement the CCT Code of Ethics, the Advisor’s Code of Ethics and the Confidentiality Policy and sets forth additional requirements for Covered Persons:

•
Trading Policy for Covered Persons. All Covered Persons must comply with this Policy regarding their transactions in covered securities. The Policy places restrictions on when transactions may occur as well as the types of transactions and the brokerage accounts through which transactions may occur.

•
Pre-Clearance Policy for Directors and Section 16 Officers. The rules and regulations of the U.S. Securities and Exchange Commission with regard to the acquisition and disposition of covered securities are complex. Accordingly, to facilitate compliance, directors and Section 16 Officers (as defined below) must also comply with certain additional procedures set forth in this Policy.

If you have any questions about this Policy, please contact the Advisor’s Legal & Compliance Department at kkrcreditlegal@kkr.com.

II.	TRADING WINDOWS
Trading Window Periods
We have established four “windows” of time for each fiscal year during which you may engage in transactions involving covered securities. Outside of an open trading window, no Covered Person may engage in any transaction involving covered securities, except as permitted herein, unless a written exception is received from the Advisor’s Legal & Compliance Department. As described below, there are circumstances where a trading window may not open or may be closed early.

•
A window period typically begins at the opening of trading on the NYSE after at least two complete trading sessions have elapsed since the issuance of the press release announcing the Company’s quarterly earnings for the prior fiscal quarter (or, if there is no press release, the filing of the applicable Quarterly Report on Form 10-Q or the Annual Report on Form 10-K). Assuming that the NYSE is open each day, the following indicates when a Covered Person may trade:

Announcement on Tuesday	First Day of Trading
Before market opens	Thursday
While market is open	Friday
After market closes	Friday

•
That same trading window closes at the close of trading on the last trading day of the second month of the then-current fiscal quarter; provided that the Advisor’s Legal & Compliance Department may extend the trading window to be at least two (2) calendar weeks as long as it does not extend into the period that is two (2) weeks prior to the end of the current fiscal quarter.

•
Trading windows will only officially open when an email or other notification is sent by or on behalf of the Advisor’s Legal & Compliance Department announcing that it has opened. The Advisor’s Legal & Compliance Department may determine not to open a trading window because material information about the Company has not yet been publicly disclosed.

•
The official notification that a trading window has been opened will inform you of when the trading window is scheduled to close. It is the responsibility of the Covered Person transacting in any covered securities to be aware of and to comply with the scheduled closing of the trading window even though it is the policy of the Company to send an email or other notification to confirm the closing of a trading window.

Notwithstanding the foregoing, the Advisor’s Legal & Compliance Department may determine, at any time, that transactions in covered securities by one or more Covered Persons must be suspended, because (i) there may exist material nonpublic information concerning the Company, (ii) any particular Covered Person may be in possession of material nonpublic information about the Company or (iii) there is a reasonable possibility that such transactions in covered securities may result in adverse reputational, regulatory or legal consequences to the Company or its affiliates. Such determination may be made on an individual by individual basis. You will be notified by the Advisor’s Legal & Compliance Department if those events were to occur, but if, prior to receiving notification by the Advisor’s Legal & Compliance Department, you believe that you possess material nonpublic information about the Company, then you may not transact in any covered securities even during an open trading window. If the trading window is closed prior to its scheduled closing date, you must cease all transactions and hold any unsold covered securities that you wanted to sell or transfer until the next open trading window.
Please note that the prohibitions against transacting in covered securities while aware of material, nonpublic information, tipping material nonpublic information and short-term trading apply even during a window period. Information is “material” if it is likely that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security or where it is likely to have a significant effect on the market price of the security. Both positive and negative information may be material

•
Unless you are a director or an officer subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (“Section 16 Officers”), or you have been notified otherwise, you do not need to pre-clear with the Company any transactions you wish to make during an open trading window.

•
The Advisor’s Legal & Compliance Department may allow an exception to the trading window for a Covered Person on a case-by-case basis only after making a determination that the considerations described above do not apply and that hardship or other unusual circumstances warrant the making of the exception.

•
The trading window policy will continue to apply to Covered Persons whose service for or on behalf of the Company ends until two complete trading sessions have elapsed since the issuance of the first press release announcing the Company’s quarterly earnings (or, if none, the applicable Quarterly or Annual Report) following such cessation of service.

The following described transactions are not subject to window periods:

•	Sales of covered securities as a selling stockholder in a registered public offering in accordance with applicable securities laws;

•
Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which the transferor is the sole beneficiary during his or her lifetime);

•	The execution of transactions pursuant to a Rule 10b5-1 plan (as defined below); and

•
To the extent the Company offers covered securities as an investment option in a 401(k) plan, the purchase of covered securities through such 401(k) plan based on previously elected payroll deductions; however, elections to increase or decrease the contributed amount, the sale of any such covered securities, the election to transfer funds into or out of the fund or a loan with respect to amounts invested in the fund is not an excepted transaction.

Short-term Trading, Hedging and Pledges
Engaging in short-term investment activities or “day-trading” of covered securities is not permitted. Covered Persons should expect that all purchases by them in the open market must be held in their account for a minimum of sixty (60) calendar days after purchase.
Covered Persons are not permitted to buy or sell puts, calls, options, swaps, or similar common units-based derivative securities, including for hedging purposes, or to engage in “short-selling.” This Policy does not prohibit you from buying or selling exchange traded funds or other non-covered securities that are pre-cleared under the Advisor’s Code of Ethics.
Covered Persons may not pledge, hypothecate or mortgage covered securities. This means that covered securities shall not be held in trading accounts where the broker provides margin financing. If a Covered Person must pledge or mortgage covered securities for special circumstances not involving trading, prior approval from the Advisor’s Legal & Compliance Department is required.
Trading Accounts
Unless approved by KKR’s Compliance Department in writing, Covered Persons may only buy or sell covered securities through a brokerage account at Fidelity. The Fidelity account must be registered with KKR’s Compliance Department, and copies of brokerage statements and trading confirmations must be automatically and electronically provided to KKR’s Compliance Department.
Immediate family members who live in the same household with the Covered Person or are financially dependent on any Covered Person, as well as any account for which the Covered Person exercises or has the right to exercise investment discretion, may buy or sell covered securities only through a brokerage account that has been registered with KKR’s Compliance Department and for which copies of brokerage statements and trading confirmations are automatically and electronically provided to KKR’s Compliance Department.
As a reminder, the Company is required to periodically collect securities account and transaction reports from all Covered Persons, which includes their immediate family members who live in the same household with them or are financially dependent on them and other persons for whom they exercise or have the right to exercise investment discretion, which reports must contain specific information, including details on any securities held and the name of any broker, dealer or bank with which the Covered Person or related person maintains an account and any transactions that have occurred in these accounts since the last report. Please contact the Advisor’s Legal & Compliance Department for more information.

10b5-1 Plans
Covered Persons may establish a pre-existing written plan or arrangement complying with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (a “Rule 10b5-1 plan”), pursuant to which a broker is given irrevocable instructions to buy or sell covered securities. A Rule 10b5-1 plan may be established only in an open trading window, and once established, the Covered Person may not provide any further instructions to the broker. Under a properly established Rule 10b5-1 plan, trading by the broker may continue in a closed trading window. Rule 10b5-1 plans may only be established at Fidelity. Directors and Section 16 Officers should also refer to Section III for information on pre-clearance of Rule 10b5-1 plans.
Non-U.S. Persons
If a Covered Person is not permitted by Fidelity to buy covered securities in his or her account at Fidelity, because he or she does not have a U.S. tax identification code, then he or she may buy or sell covered securities in one brokerage account selected by such person; provided that prior to buying or selling covered securities, that brokerage account must be registered with KKR’s Compliance Department, and copies of brokerage statements and trading confirmations must be automatically and, if available, electronically provided to KKR’s Compliance Department.
If a Covered Person wishes to establish a Rule 10b5-1 plan but is not permitted by Fidelity to buy covered securities in his or her Fidelity account, because he or she does not have a U.S. tax identification code, then he or she may establish a Rule 10b5-1 plan with the one brokerage firm selected pursuant to procedures outlined above.

III.	PRE-CLEARANCE POLICY
Pre-Clearance
Directors and Section 16 Officers shall follow the pre-clearance process described below before they or an Other Restricted Person initiates a transaction in covered securities. The following people are currently considered to be Section 16 Officers of the Company: the Chief Executive Officer, the Chief Investment Officer, the Chief Operating Officer, the Chief Financial Officer, the General Counsel and the Chief Compliance Officer. The Advisor’s Legal & Compliance Department will notify any other person it determines to be a Section 16 Officer.
Each director and Section 16 Officer shall notify the Advisor’s Legal & Compliance Department before any transaction in covered securities is initiated by (i) such director or Section 16 Officer, (ii) such director’s or Section 16 Officer’s spouse, minor children and any other family member sharing the same household as such director or Section 16 Officer and (iii) any other account, trust or entity over which such director or Section 16 Officer makes or influences investment decisions, and whether the securities are held directly or indirectly.
Each pre-clearance request must include (i) a description of the proposed transaction, (ii) the number of shares (or dollar amount) subject to the transaction, (iii) the proposed date(s) of the transaction, if known, (iv) the identity of the legal buyer or seller and (v) any other information as the Advisor’s Legal & Compliance Department may request in order to evaluate such request.
As a general matter, the entering into of a Rule 10b5-1 plan is treated similarly under the securities laws to the initiation of a trade, and therefore, a Rule 10b5-1 plan may only be established during an open trading window and without possession of any material nonpublic information and shall be pre-cleared by the Advisor’s Legal & Compliance Department.
Before the transaction is initiated, the Advisor’s Legal & Compliance Department must confirm in writing (including via email) that the transaction is approved. The approval is valid only for the trading window during which the transaction is proposed to occur and such transaction may only be performed within two (2) business days of any such grant or approval during the window period in which the approval was granted.
The Advisor’s Legal & Compliance Department may revoke any clearance previously granted if it subsequently determines that a director, Section 16 Officer or Other Restricted Person is in possession of material nonpublic information about the Company or such transaction would result in a violation of law.
If the transaction is not approved or approval for such transaction has been revoked, then the proposed transaction may not be initiated or consummated.
This process applies during the period when a person is a director or Section 16 Officer and for the first six (6) months after the person is no longer a director or Section 16 Officer.

Section 16 Liability and Reporting. Most transactions must be reported to the U.S. Securities and Exchange Commission within two (2) business days of the transaction date. Directors and Section 16 Officers must notify the Advisor’s Legal & Compliance Department of the transaction details no later than the close of trading on the date the transaction was executed in order for the Company to assist such persons with the preparation and filing of such reports. Such person may ask his or her broker to provide this information, but he or she is responsible for ensuring that the broker does so timely. If any director or Section 16 Officer buys and sells (or sells and buys) covered securities within any six-month period, subject to certain exceptions, he or she may be subject to short-swing trading profit disgorgement. For information on Section 16 short-swing profit recovery, please contact the Advisor’s Legal & Compliance Department.
Rule 144. Directors and certain Section 16 Officers who are considered affiliates of the Company under applicable securities laws must comply to the extent required under Rule 144 of the U.S. Securities Act of 1933, as amended, when selling covered securities in the open market, including, but not limited to, if applicable, filing a Form 144 before such sale. Please contact the Advisor’s Legal & Compliance Department for more information about Rule 144.

IV.	EXCEPTIONS
Any exception to this Policy requires the prior written approval of the Advisor’s Legal & Compliance Department.

KKR CREDIT INVESTMENTS/CCT CODE OF ETHICS - PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS
Unless otherwise noted within this specific policy, all defined terms shall have the meanings attributed to them in the KKR Credit Investments/CCT Compliance Manual - Compliance Program Statement.

1.	Introduction
The Company seeks to foster a climate of and reputation for integrity and professionalism. A Company’s reputation is a vital business asset. The Company’s principal executive and senior financial officers (“Covered Officers”) are responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity. The Company’s Covered Officers include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function. The Company’s Covered Officers are set forth on Exhibit A, which shall be updated as necessary.
SOX addresses corporate malfeasance and assures investors that the companies in which they invest, including registered investment companies, are accurately and completely disclosing financial information. Under SOX, all public companies (including the Company) must either have a code of ethics for their Covered Officers, or disclose why they do not. SOX was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices. The Company has chosen to adopt this Code of Ethics (the “SOX Code”) to encourage their Covered Officers to act in a manner consistent with the highest principles of ethical conduct.

2.	Purposes of the SOX Code
The purposes of this SOX Code are:

·	To promote honest and ethical conduct by the Company’s Covered Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

·	To assist the Company’s Covered Officers in recognizing and avoiding conflicts of interest;

·
To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submit to, the SEC and in other public communications made by the Company;

·	To promote compliance with applicable laws, rules and regulations;

·	To encourage the prompt internal reporting to an appropriate person of violations of this SOX Code; and

·	To establish accountability for adherence to this SOX Code.

3.	Questions about this Code
The Company’s Chief Compliance Officer designated to oversee compliance with the Company’s Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act shall serve as “Compliance Officer” for the implementation and administration of this SOX Code. All questions about this SOX Code should be directed to the Compliance Officer.

4.	Conduct Guidelines
The Company has adopted the following guidelines under which the Company’s Covered Officers must perform their official duties and conduct the business affairs of the Company.

(a)
Ethical and honest conduct is of paramount importance. The Company’s Covered Officers must act with honesty and integrity and avoid violations of this SOX Code, including the avoidance of actual or apparent conflicts of interest with the Company in personal and professional relationships.

(b)
Conflicts of interest may arise as a result of material transactions or business or personal relationships to which the Covered Officer may be a party. If an employee or agent is unsure whether a particular fact pattern gives rise to a conflict of interest, or whether a particular transaction or relationship is “material,” such employee or agent should bring the matter to the attention of the Compliance Officer.

(c)
Standards for quality of information shared with Service Providers of the Company. The Company’s Covered Officers must at all times seek to provide information to the Company’s Service Providers that is accurate, complete, objective, relevant, timely, and understandable.

(d)
Standards for quality of information included in periodic reports. The Company’s Covered Officers must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company’s periodic reports.

(e)	Compliance with laws. The Company’s Covered Officers must comply with the federal securities laws and other laws and rules applicable to the Company, such as the Internal Revenue Code.

(f)
Standard of care. The Company’s Covered Officers must at all times act in good faith and with due care, competence and diligence, without knowingly misrepresenting material facts or allowing such Covered Officer’s independent judgment to be subordinated. The Company’s Covered Officers must conduct the affairs of the Company in a responsible manner, consistent with this SOX Code.

(g)
Confidentiality of information. The Company’s Covered Officers must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Company to disclose it or where disclosure is otherwise legally mandated. Covered Officers may not use confidential information acquired in the course of their work for personal advantage.

(h)
Sharing of information and educational standards. The Company’s Covered Officers should share information with relevant parties to keep them informed of the business affairs of the Company, as appropriate, and maintain skills important and relevant to the Company’s needs.

(i)	Promote ethical conduct. The Company’s Covered Officers should at all times proactively promote ethical behavior among peers in their work environment.

(j)
Standards for recordkeeping. The Company’s Covered Officers must at all times endeavor to ensure that the Company’s financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this SOX Code.

5.	Waivers of this Code
An employee or agent may request a waiver of a provision of this SOX Code by submitting a request in writing to the Compliance Officer for appropriate review. For example, if a family member works for a service provider that prepares the Company’s financial statements, an employee or agent may have a potential conflict of interest in reviewing those statements and should seek a waiver of this SOX Code to review the work. The Compliance Officer, an executive officer of the Company, or another appropriate person (such as a designated Board or Audit Committee member), will decide whether to grant a waiver. All waivers of this SOX Code must be disclosed to the shareholders of the Company to the extent required by SEC rules. A Covered Officer who is also an employee of the Advisor need not seek a waiver solely with respect to such employment.

6.	Affirmation of the Code
Upon adoption of the SOX Code, the Company’s Covered Officers must affirm in writing that, among other things, they have received, read and understand the SOX Code, and quarterly thereafter must reaffirm as to such matters and affirm that they have complied with the requirements of the SOX Code. To the extent necessary, the Company’s Compliance Officer will provide guidance on the conduct required by this SOX Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

7.	Reporting Violations
In the event that a Covered Officer discovers or, in good faith, suspects a violation of this SOX Code, the Covered Officer must immediately report the violation or suspected violation to the Compliance Officer. The Compliance Officer may, in his or her discretion, consult with the General Counsel, outside counsel, the Company’s senior management or the Board in determining how to address the suspected violation. For example, a SOX Code violation may occur when a periodic report or financial statement of the Fund omits a material fact, or is technically accurate but, in the view of the Covered Officer, is written in a way that obscures its meaning.
Covered Officers who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

8.	Violations of the Code
Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this SOX Code, regardless of whether this SOX Code specifically refers to such particular conduct. A violation of this SOX Code may result in disciplinary action, up to and including removal as a Covered Officer of the Fund. A variety of laws apply to the Company and its operations, including the Securities Act, the 1940 Act, state laws relating to duties owed by the Company’s officers, and criminal laws. The Company will determine when and how to report a suspected criminal violation to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.

Exhibit A
Covered Officers
KKR Credit Investments:

Corporate Capital Trust, Inc.:
Todd Builione (Chief Executive Officer)
Thomas Murphy (Chief Financial Officer)